UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2017

1347 PROPERTY INSURANCE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36366	46-1119100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1511 N. Westshore Blvd., Suite 870, Tampa, FL 33607
(Address of principal executive offices, including Zip Code)

(813) 579-6213

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark weather the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 23, 2017, 1347 Property Insurance Holdings, Inc. (the “Company”) announced that Dan Case, 39, has been appointed as Chief Operating Officer of the Company effective immediately. Mr. Case has 17 years of experience in financial services during which time he has focused exclusively on the insurance and reinsurance industries. Prior to joining the Company, Mr. Case was an Executive Vice President at BMS Re, an independent reinsurance intermediary, from September 2016 to March 2017, and a founding partner at Advocate Reinsurance Partners, a privately-held reinsurance intermediary for middle-market insurance carriers, captives, risk retention groups and other specialty insurance operations, from October 2010 until its purchase by BMS Re in September 2016. At Advocate Reinsurance Partners, Mr. Case led the property reinsurance practice and advised both personal lines and commercial clients with catastrophe exposure.

Mr. Case began his career as an analyst in Banc of America Securities’ Financial Institutions Group in 2000, where he worked in raising both private and public capital until 2002. In 2002, Mr. Case joined Aon Benfield Securities, a specialist investment bank, where he served the insurance and reinsurance industries until 2006. In 2006, he joined HBK Investments, an investment management firm based in Dallas, Texas, as an analyst managing private equity, collateralized reinsurance investments, and traded securities in the property casualty insurance and reinsurance market. Mr. Case was also a partner at TigerRisk Partners, an independent reinsurance intermediary, from 2009 – 2010. Mr. Case obtained a B.A. in Mathematics-Economics from Wesleyan University.

The Company has entered into an offer letter with Mr. Case, which provides for an annual base salary of $275,000 and a sign-on bonus of $30,000 following 30 days of employment with the Company. Mr. Case will also be eligible for an annual bonus, subject to the determination of the Board of Directors.

In addition, Mr. Case will have the opportunity to purchase up to 68,027 shares of the Company’s common stock on the open market or in direct purchases from the Company during his first six months of employment with the Company, and at the end of the six-month purchase period, the Company will match any such shares purchased by Mr. Case with a grant of restricted stock units (“RSUs”) of the Company equal to two RSUs for each share purchased by Mr. Case. The RSUs will vest 20% per year over five years following the date granted, subject to continued employment through such vesting date. The aggregate maximum number of shares of the Company’s common stock that may be acquired pursuant to this arrangement, including through open market purchases, purchases from the Company and grants from the Company, is 204,081. Any shares purchased directly from the Company will be made at a price equal to the closing price of the Company’s common stock on the prior trading day, but at a price not less than the Company’s latest quarter end published book value per share. This arrangement was entered into outside of the Company’s existing shareholder approved equity plan and was approved by the Compensation Committee of the Company’s Board of Directors as an inducement material to Mr. Case entering into employment with the Company in reliance on NASDAQ Listing Rule 5635(c)(4).

There is no family relationship existing between Mr. Case and any executive officer or director of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The terms of Mr. Case’s employment with the Company are set forth in the offer letter between the Company and Mr. Case, which is attached hereto as Exhibit 10.1 to this Form 8-K and is incorporated by reference into the Item 5.02. A copy of the press release announcing the appointment of Dan Case as Chief Operating Officer of the Company is attached hereto as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Offer Letter dated May 23, 2017, by and between the Company and Dan Case.
99.1	Press Release dated May 23, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 23, 2017

1347 PROPERTY INSURANCE HOLDINGS, INC.

By:	/s/ John S. Hill
John S. Hill
Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit	Description
10.1	Offer Letter dated May 23, 2017, by and between the Company and Dan Case.
99.1	Press Release dated May 23, 2017.